Consent of Independent Registered Public Accounting Firm
The Shareholders and Board of Directors
Spectrum Brands Holdings, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-242343, No. 333-226592, 333-197223, 333-197222, 333-178587, 333-124693, 333-45568, 333-43223 and 033-00123) on Form S-8 and the registration statements (No. 333-209396, 333-192779, 333-180070, and 333-176522) on Form S-3 of Spectrum Brands Holdings, Inc. of our reports dated November 18, 2020, with respect to the consolidated statements of financial position of Spectrum Brands Holdings, Inc. and subsidiaries (the Company) as of September 30, 2020 and 2019, the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2020, and the related notes, (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of September 30, 2020, which reports appear in the September 30, 2020 annual report on Form 10‑K of Spectrum Brands Holdings, Inc.
Our report dated November 18, 2020, on the effectiveness of internal control over financial reporting as of September 30, 2020, expresses our opinion that Spectrum Brands Holdings, Inc. did not maintain effective internal control over financial reporting as of September 30, 2020 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that a material weakness has been identified related to ineffective information technology general controls related to user access and role change reviews over certain information technology systems in the Company’s EMEA region. As a result, business process automated and manual controls that are dependent on the affected general information technology controls were also ineffective because they could have been adversely impacted. These control deficiencies were due to an ineffective risk assessment and communication of control activities related to the transfer of ITGC operations provided under transition service agreements within the EMEA region.

/s/ KPMG LLP
Milwaukee, WI
November 18, 2020